Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE U.S. STATES OR FOREIGN NATIONS. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UDER THE ACT AND THE APPLICABLE U.S. STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

LENCO mobile, Inc.

PROMISSORY NOTE

February _____, 2013
Principal Amount: $______________	Seattle, Washington

This Promissory Note (the “Note”) is made effective as of the date set forth above (the “Effective Date”), between Lenco Mobile Inc., a Delaware corporation (the “Company”), and the undersigned individual or entity (“Lender”).

WHEREAS, Lender promises to loan the Company the Principal Amount set forth above, to be received on or before the Effective Date.

WHEREAS, the Company has previously on July 30, 2012, August 3, 2012 and August 21, 2012 issued promissory notes in the aggregate original principal amount of $3,999,600 (the “Senior Secured Notes”).

WHEREAS, the Company has obtained the consent of a majority of the holders of the Senior Secured Notes to issue this Note as required per the terms of the Senior Secured Notes.

NOW THEREFORE, FOR VALUE RECEIVED, the Company promises to repay Lender in lawful money of the United States of America the Principal Amount of $_____________ plus a Loan Fee, as set forth below in Sections 1 and 7(a).

1.      Loan Fee. Ten percent (10%) of the Principal Amount, unless an Event of Default has occurred, in which case the Loan Fee shall adjust according to the formula set forth in Section 7(a).

2.      Maturity Date. The Principal Amount and Loan Fee shall be due and payable in cash denominated in U.S. dollars on the earlier of (a) the date that is ninety (90) days following the Effective Date, and (b) the date on which the Company has raised at least One Million Dollars ($1,000,000) through the sale of shares of Series A1 Convertible Preferred Stock in the Company (the "Maturity Date") unless the Principal Amount has been previously been converted according to the provisions of Section 3, below.

3.      Conversion. Upon closing of an offering of shares of Series A1 Convertible Preferred Stock in the Company, Lender shall have the option to convert all or any portion of the Principal Amount, the Loan Fee and any other amounts owed hereunder into shares of Series A1 Convertible Preferred Stock for the same price and on the same terms made available to other investors participating in the offering. Conversion of any amounts owed hereunder into Series A1 Convertible Preferred Stock shall discharge any obligations of the Company hereunder with respect to the amounts converted.

4.      Seniority/Negative Pledge. The indebtedness evidenced hereby is pari passu in right of repayment to the Senior Secured Notes and senior in right of repayment to all other outstanding debt and equity held by the Company, as of the Effective Date of this Note. The Company agrees that it shall not receive any additional funding senior to this Note without Lender’s written consent.

5.      Security Interest. As security for the full and prompt payment, in cash, and performance of the Company's obligations under this Note, the Company hereby grants to Lender a security interest in all of the Collateral. As used herein, "Collateral" means (a) all of the Company's and its wholly owned subsidiaries’ (including without limitation, Capital Supreme (Pty) Ltd., dba Multimedia Solutions, Lenco Technology Group Ltd., and Lenco International Ltd., collectively, the “Subsidiaries”) property and rights in and to property, including all accounts, instruments, chattel paper, deposit accounts, documents, general intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, intellectual property, investment property and commercial tort claims, except Excluded Assets; (b) all products, proceeds, rents and profits of the foregoing; (c) all of the Company's and the Subsidiaries’ books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Company now has or hereafter acquires any rights. "Excluded Assets" means, with respect to each subsidiary of the Company that is not organized under the laws of the United States, more than 65% of the issued and outstanding equity interests of such subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or such greater percentage as (A) could not reasonably be expected to cause the undistributed earnings of such subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to the Company and (B) could not reasonably be expected to cause any material adverse tax consequences.

6.      Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)    Failure to Pay. The Company shall fail to pay the Principal Amount and Loan Fee on or before the Maturity Date; or

(b)   Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing; or

(c)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement.

7.      Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 6(b) or 6(c)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6(b) and 6(c), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

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(a)   Increase in Loan Fee. If the loan is not repaid in full on or before the Maturity Date, the Loan Fee shall increase by two percent (2%), and shall increase by an additional two percent (2%) for each thirty (30) day period during which the loan continues to remain unpaid. For example, if the loan is repaid 15 days after the Maturity Date, the Loan Fee shall be 12%; if the loan is repaid 30 days after the Maturity Date, the Loan Fee shall be 12%; if the loan is repaid 40 days after the Maturity Date, the Loan Fee shall be 14%; and if the loan is repaid 61 days after the Maturity Date, the Loan Fee shall be 16%. There is no limit or cap on the number of increases to, or the amount of, the Loan Fee.

(b)   Executive Salaries. If any amounts owed to Lender remain unpaid one hundred and twenty (120) days following the Maturity Date, the Company agrees to reduce by ten percent (10%) the salaries and bonus targets of all executives at the Company then currently designated by the Board of Directors as Section 16 officers for purposes of SEC reporting purposes.

8.      Representations and Warranties.

(a)    Each party has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder.

(b)   This Note has not been registered with any government agency or authority, and no such registration or other approval is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Note.

(c)    This is a valid and binding obligation, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

9.      Successors and Assigns. Subject to the restrictions on transfer described below, the rights and obligations of the Company and the Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.   Entire Agreement. This Note is the final, complete and exclusive agreement of Company and Lender with regard to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between Company and Lender with regard to the subject matter hereof.

11.  Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions of the State of Washington, or of any other state.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTENDED CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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The Company has executed this Note as of the date first written above.

Lenco Mobile Inc. a Delaware corporation

By:

Name:	Chris Dukelow

Title:	CFO

Address:	2025 First Avenue, Suite 320
Seattle, WA 98121

Accepted and agreed: Lender:

(Signature of Lender)

Name:

Address:

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